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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             A. H. BELO CORPORATION


         A. H. Belo Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the corporation held on February 13, 1998, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the corporation for consideration thereof. The proposed amendment, in the form adopted by the Board of Directors of the corporation, is as set forth in Appendix A to this Certificate.

         SECOND: That at the next annual meeting of the stockholders of the corporation thereafter duly convened and held, upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and by the corporation's Certificate of Incorporation were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the corporation has caused this Certificate to be duly executed by its Chairman of the Board and attested to by its Secretary, and caused its corporate seal to be affixed hereto as of the 13th day of May, 1998.

                                               A. H. BELO CORPORATION




                                               By:   /s/ Robert W. Decherd
                                                  -----------------------------
                                                    Chairman of the Board
[Corporate Seal]




ATTEST:   /s/ Michael J. McCarthy
       ---------------------------------
          Secretary


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THE STATE OF TEXAS

COUNTY OF DALLAS



         On the 13th day of May, 1998 before me personally appeared Robert W. Decherd, the Chairman of the Board of A. H. Belo Corporation, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same in the capacity indicated, that it is the act and deed of such corporation, and that the facts stated therein are true.


                                                /s/ Janice L. Goldrick
                                              ---------------------------------
                                              Notary Public
My Commission Expires:


        7/10/99                                     Janice L. Goldrick
---------------------                         ---------------------------------
                                              Print Name


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                                   APPENDIX A

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                            OF A. H. BELO CORPORATION


The first paragraph of Section 1 of Article Four shall be deleted and replaced with the following:

                  The aggregate number of shares of stock that the corporation shall have the authority to issue is four hundred fifty-five million (455,000,000) shares, of which five million (5,000,000) shares shall be Preferred Stock (the "Preferred Stock"), par value $1.00 per share, and four hundred fifty million (450,000,000) shares shall be Common Stock (the "Common Stock"), par value $1.67 per share.